Exhibit 99.1

NEWS RELEASE

Contact:

Karey L. Witty

Chief Financial Officer

(314) 725-4477

Lisa M. Wilson

Senior Vice President, Investor Relations

(212) 759-3929

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS FOURTH QUARTER

AND YEAR-END RESULTS

- Company achieves $1.5 billion in full year revenue -

ST. LOUIS, MISSOURI (February 7, 2006) — Centene Corporation (NYSE: CNC) today announced its financial results for the fourth quarter and year ended December 31, 2005.

Fourth Quarter Highlights	Full Year Highlights
• Revenues increased 46.9% to $423.2 million	• Revenues increased 50.4% to $1.5 billion

• Earnings from operations increased 17.0% to $20.4 million	• Earnings from operations increased 22.7% to $79.2 million

• EPS increased 14.8% to $0.31	• EPS increased 21.6% to $1.24

• Operating cash flows of $29.1 million	• Operating cash flows of $74.0 million

Additional Highlights

•	Acquired US Script, Inc., a pharmacy benefits manager.

•	Membership growth of 12.8% over the fourth quarter of 2004; organic membership growth of 7.8% over the same prior year period.

•	Days in claims payable of 45.4.

•	Authorized stock repurchase program of up to 4 million shares of Centene’s common stock.

•	Announced key management appointments to support stated goal of building a multi-line healthcare enterprise.

•	Named to The Forbes Platinum 400, a list of America’s Best Big Companies.

PAGE 2: CENTENE CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Michael F. Neidorff, Centene’s Chairman and Chief Executive Officer, stated, “We are pleased with our 2005 results, given some market specific challenges that we faced during the year. The strength of our information systems, disciplined contracting methodology and growing business diversification give us ongoing visibility and confidence in the stability and predictability of our business model.

“During the quarter, growth in our Kansas, Indiana and New Jersey markets was strong. Specifically, Indiana completed the conversion of its remaining counties to mandatory status. We are pleased that, despite intense competition for these recipients, we achieved this significant growth in Indiana while remaining disciplined in contracting and in our approach to gaining membership. The primary challenge in converting recipients into a managed care setting is educating them on how best to access the healthcare system, which takes time and temporarily increases our medical costs. We saw this occur in the Indiana expansion and expect a similar impact as we roll out Georgia later this year. We are well-positioned for growth in Kansas and the State has plans to extend its existing Medicaid contract through the end of 2006.

“In Texas, there were a number of factors that affected our membership results during the fourth quarter, including the State’s conversion to both a new enrollment broker and a new eligibility system. We achieved increased penetration in our existing service areas, while the overall market contracted. We believe that this market condition could continue to cause enrollment issues similar to those that were experienced in this fourth quarter. However, we still anticipate the service area expansion awards to be effective September 1, 2006.

“Regarding Georgia, our newest state, we anticipate that membership operations will commence on April 1; we are fully prepared to meet that schedule, and are working with the State to minimize further delays.

“We are pleased with our recent acquisition of US Script, Inc., a pharmacy benefits manager, which adds another important service component to our specialty company business and will help us to contain and manage the most significant cost driver in healthcare—prescription drug costs.

PAGE 3: CENTENE CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

“We are looking forward to the opportunities in 2006, and are confident that we are well positioned with strong operating systems, growing depth of management and financial resources to meet them,” concluded Neidorff.

The following table depicts Medicaid Managed Care membership by state at December 31, 2005 and 2004:

	2005		2004
Indiana	193,300		150,600
Kansas	113,300		94,200
Missouri	36,000		41,200
New Jersey	56,500		52,800
Ohio	58,700		23,800
Texas	242,000		244,300
Wisconsin	172,100		165,800

TOTAL	871,900		772,700

	2005		2004
Medicaid	681,100		580,200
SCHIP	175,900		182,100
SSI	14,900	(a)	10,400	(b)

TOTAL	871,900		772,700

(a)	8,100 at-risk; 6,800 ASO
(b)	4,600 at-risk; 5,800 ASO

PAGE 4: CENTENE CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

The following table depicts Specialty Services membership (1) by state at December 31, 2005 and 2004:

	2005	2004
Arizona	94,700	—
Kansas	38,800	—

TOTAL	133,500	—

(1)	Includes behavioral health contracts only.

Statement of Earnings Highlights

•	For the fourth quarter of 2005, revenues increased 46.9% to $423.2 million from $288.1 million in the fourth quarter of 2004.

•	For the fourth quarter of 2005, the health benefits ratio (HBR) for Centene’s Medicaid and SCHIP populations was 82.1%, within the guided range of 81.5% to 83.5%, which primarily reflected increased costs associated with transitioning Indiana membership from an unmanaged setting into Medicaid managed care. Centene’s HBR for the SSI population was 105.4% during the quarter, primarily due to growth in its Wisconsin market. One of the factors which affected the SSI HBR is a sixty-day continuity of care requirement in Wisconsin. The continuity of care requirement limits our ability to implement generic drug substitution or formulary utilization, appropriately manage inpatient utilization and monitor excessive durable medical equipment utilization. As Centene begins to manage these specific cost drivers, it expects the SSI HBR to fall into the target range of 84% to 86%. For the Specialty Services segment, the HBR was 85.0%, reflecting the receipt of an anticipated positive settlement associated with the Kansas behavioral health contract.

•	The table below depicts Centene’s HBR by member category:

	Three Months Ended December 31,
	2005	2004
Medicaid and SCHIP	82.1%	80.2%
SSI	105.4	84.7
Specialty Services	85.0	—

PAGE 5: CENTENE CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

•	Our Medicaid Managed Care general and administrative (G&A) expenses as a percent of revenues was 10.3% in the fourth quarter of 2005 compared to 11.4% in the fourth quarter of 2004. This reduction reflected lower compensation costs related to Centene’s year-end performance bonuses, which in part is driven by stock performance.

•	Earnings from operations increased 17.0% to $20.4 million in the fourth quarter of 2005 from $17.4 million in the fourth quarter of 2004.

•	Net earnings were $13.9 million, or $0.31 per diluted share, for the fourth quarter of 2005 compared to $12.0 million, or $0.27 per diluted share, for the fourth quarter of 2004.

•	For the year ended December 31, 2005, revenues increased 50.4% to $1.5 billion from $1.0 billion in 2004. The HBR for the Medicaid and SCHIP population was 81.7% in 2005 compared to 80.4% in 2004. The increase is comprised of 0.3% of Aurora litigation settlement costs and 0.3% for medical costs experience in the new Indiana service areas. The remaining balance is normal variations. Earnings from operations increased 22.7% to $79.2 million in 2005 from $64.5 million in 2004. Net earnings improved to $55.6 million, or $1.24 per diluted share, in 2005 compared to $44.3 million, or $1.02 per diluted share, in 2004.

Balance Sheet Highlights

At December 31, 2005, the Company had cash and investments of $350.3 million, of which $322.6 million was held by Centene’s regulated entities. Medical claims liabilities totaled $170.5 million, representing 45.4 days in claims payable. A reconciliation of the Company’s change in days in claims payable from the immediately preceding quarter is presented below:

Days in claims payable, September 30, 2005	41.4
Increase in claims inventory	4.3
Payment of quarterly provider settlements	(0.3)

Days in claims payable, December 31, 2005	45.4

PAGE 6: CENTENE CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Outlook

Karey L. Witty, Centene’s Chief Financial Officer, commented, “Our first quarter 2006 revenue guidance is in the range of $444 million to $449 million, and we anticipate net earnings of $0.17 to $0.21 per diluted share. For full year 2006, we anticipate revenue in the range of $2.15 billion to $2.25 billion, and net earnings per diluted share of $1.61 to $1.78.” Guidance for 2006 includes the effect of new accounting rules requiring the expensing of stock options. The Financial Accounting Standards Board (FASB) has issued FASB Statement No. 123R, “Share-Based Payment,” which covers a range of share-based compensation arrangements, including stock options. Centene began expensing stock options effective January 1, 2006, in accordance with the requirements of FASB Statement No. 123R, the effect of which is expected to reduce diluted earnings per share by approximately $0.04 per share in the first quarter of 2006 and $0.15 per share for the full year.

A review of the results for the fourth quarter and additional details on management’s outlook for 2006 will take place during the Company’s scheduled fourth quarter earnings call.

	2006
	Q1		Year
	Low	High	Low	High
Revenue (in millions)	$444	$449	$2,150	$2,250

Earnings per share	$0.34	$0.35	$1.72	$1.87
Georgia implementation costs	(0.11)	(0.09)	*	*
SFAS No. 123R	(0.04)	(0.04)	(0.15)	(0.15)
US Script	(0.02)	(0.01)	0.04	0.06

Adjusted earnings per share	$0.17	$0.21	$1.61	$1.78

*	Georgia effective April 1, 2006

PAGE 7: CENTENE CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Conference Call

As previously announced, the Company will host a conference call today, February 7, 2006, at 8:30 a.m. (Eastern Time) to review the financial results for the quarter and year ended December 31, 2005, and to discuss its business outlook. Michael F. Neidorff and Karey L. Witty will host the conference call. Investors are invited to participate in the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company’s website at www.centene.com, under the Investor Relations section. A replay will be available for on demand listening shortly after the completion of the call until 11:59 p.m. (Eastern Time) on February 21, 2006 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 3978030.

About Centene Corporation

Centene Corporation provides multi-line managed care programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI), and the State Children’s Health Insurance Program (SCHIP). The Company operates health plans in Indiana, Kansas, Missouri, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare organizations to provide Specialty Services including behavioral health, disease management, nurse triage, pharmacy benefit management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in the second, third and fourth paragraphs immediately following the bulleted listings under “Additional Highlights,” the second bulleted listing under “Statement of Earnings Highlights,” and the paragraphs under “Outlook” above contain forward-looking statements that relate to future events and future financial performance of Centene. These forward-looking statements represent the Company’s estimates as of February 7, 2006. Subsequent events and developments may cause the Company’s estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance

PAGE 8: CENTENE CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene’s Medicaid managed care contracts by state governments would also negatively affect Centene. In addition, the actual effect of SFAS 123R on Centene’s earnings per share may vary significantly due to changes in its future stock-based compensation strategy, stock price volatility, forfeitures and employee stock option exercise behavior.

[Tables Follow]

PAGE 9: CENTENE CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$147,358	$84,105
Premium and related receivables, net of allowances of $343 and $462, respectively	44,108	31,475
Short-term investments, at fair value (amortized cost $56,863 and $94,442, respectively)	56,700	94,283
Other current assets	24,439	14,429

Total current assets	272,605	224,292
Long-term investments, at fair value (amortized cost $126,039 and $117,177, respectively)	123,661	116,787
Restricted deposits, at fair value (amortized cost $22,821 and $22,295, respectively)	22,555	22,187
Property, software and equipment, net	67,199	43,248
Goodwill	157,278	101,631
Other intangible assets, net	17,368	14,439
Other assets	7,364	5,350

Total assets	$668,030	$527,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liabilities	$170,514	$165,980
Accounts payable and accrued expenses	29,790	31,737
Unearned revenue	13,648	3,956
Current portion of long-term debt and notes payable	699	486

Total current liabilities	214,651	202,159
Long-term debt	92,448	46,973
Other liabilities	8,883	7,490

Total liabilities	315,982	256,622
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; issued and outstanding 42,988,230 and 41,316,122 shares, respectively	43	41
Additional paid-in capital	191,840	165,391
Accumulated other comprehensive income:
Unrealized loss on investments, net of tax	(1,754)	(407)
Retained earnings	161,919	106,287

Total stockholders’ equity	352,048	271,312

Total liabilities and stockholders’ equity	$668,030	$527,934

PAGE 10: CENTENE CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2005	2004	2005	2004
	(Unaudited)
Revenues:
Premium	$416,872	$286,117	$1,491,899	$991,673
Service	6,346	1,947	13,965	9,267

Total revenues	423,218	288,064	1,505,864	1,000,940

Expenses:
Medical costs	345,888	229,756	1,226,909	800,476
Cost of services	2,278	1,916	5,851	8,065
General and administrative expenses	54,639	38,948	193,913	127,863

Total operating expenses	402,805	270,620	1,426,673	936,404

Earnings from operations	20,413	17,444	79,191	64,536
Other income (expense):
Investment and other income	3,194	1,902	10,655	6,431
Interest expense	(1,604)	(363)	(3,990)	(680)

Earnings before income taxes	22,003	18,983	85,856	70,287
Income tax expense	8,137	6,973	30,224	25,975

Net earnings	$13,866	$12,010	$55,632	$44,312

Earnings per share:
Basic earnings per common share	$0.32	$0.29	$1.31	$1.09
Diluted earnings per common share	$0.31	$0.27	$1.24	$1.02
Weighted average number of shares outstanding:
Basic	42,885,900	41,199,463	42,312,522	40,820,909
Diluted	44,812,159	44,309,636	45,027,633	43,616,445

PAGE 11: CENTENE CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net earnings	$55,632	$44,312
Adjustments to reconcile net earnings to net cash provided by operating activities—
Depreciation and amortization	13,069	10,014
Tax benefits related to stock options	6,469	3,316
Stock compensation expense	4,974	650
Loss (gain) on sale of investments	70	(138)
Loss on disposal of property and equipment	454	—
Deferred income taxes	1,786	(1,638)
Changes in assets and liabilities—
Premium and related receivables	(10,305)	(425)
Other current assets	(6,177)	(786)
Other assets	(525)	(728)
Medical claims liabilities	4,534	34,501
Unearned revenue	8,182	283
Accounts payable and accrued expenses	(4,215)	9,951
Other operating activities	100	93

Net cash provided by operating activities	74,048	99,405

Cash flows from investing activities:
Purchase of property, software and equipment	(26,909)	(25,009)
Purchase of investments	(150,444)	(254,358)
Sales and maturities of investments	176,387	243,623
Acquisitions, net of cash acquired	(55,485)	(86,739)

Net cash used in investing activities	(56,451)	(122,483)

Cash flows from financing activities:
Proceeds from exercise of stock options	5,621	4,066
Proceeds from borrowings	45,000	45,860
Reduction of long-term debt and notes payable	(4,552)	(6,596)
Other financing activities	(413)	(493)

Net cash provided by financing activities	45,656	42,837

Net increase in cash and cash equivalents	63,253	19,759

Cash and cash equivalents, beginning of period	84,105	64,346

Cash and cash equivalents, end of period	$147,358	$84,105

Interest paid	$3,291	$494
Income taxes paid	$31,287	$20,518

Supplemental schedule of non-cash investing and financing activities:
Common stock issued for acquisitions	$8,991	$—
Property acquired under capital leases	$5,026	$—

PAGE 12: CENTENE CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

CENTENE CORPORATION

SUPPLEMENTAL FINANCIAL DATA

	Q4 2005	Q3 2005	Q2 2005	Q1 2005
MEMBERSHIP
Medicaid Managed Care:
Indiana	193,300	176,300	152,800	149,900
Kansas	113,300	107,600	103,000	94,900
Missouri	36,000	37,300	39,900	41,300
New Jersey	56,500	50,900	52,900	52,700
Ohio	58,700	58,100	59,600	23,900
Texas	242,000	243,600	243,800	243,700
Wisconsin	172,100	173,900	173,400	170,900

TOTAL	871,900	847,700	825,400	777,300

Medicaid	681,100	657,500	637,300	588,100
SCHIP	175,900	176,900	176,200	178,500
SSI	14,900	13,300	11,900	10,700

TOTAL	871,900	847,700	825,400	777,300

Specialty Services:
Arizona	94,700	94,300	—	—
Kansas	38,800	37,500	37,100	35,400

TOTAL	133,500	131,800	37,100	35,400

REVENUE PER MEMBER(a)	$152.48	$147.73	$143.41	$142.15

CLAIMS(a)
Period-end inventory	255,000	206,900	195,500	227,700
Average inventory	153,500	148,300	170,300	191,900
Period-end inventory per member	0.29	0.24	0.24	0.29
(a) Revenue per member and claims information are presented for the Medicaid Managed Care segment.

DAYS IN CLAIMS PAYABLE (b)	45.4	41.4	49.5	59.7

(b) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH AND INVESTMENTS (in millions)
Regulated	$322.6	$305.1	$260.5	$295.0
Unregulated	27.7	27.7	27.4	42.1

TOTAL	$350.3	$332.8	$287.9	$337.1

ANNUALIZED RETURN ON EQUITY (c)	16.2%	14.9%	20.0%	20.5%

(c)	Annualized Return on Equity is calculated as follows: (net income for quarter x 4) divided by ((beginning of period equity + end of period equity) divided by 2).

PAGE 13: CENTENE CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

HEALTH BENEFITS RATIO BY CATEGORY:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Medicaid and SCHIP	82.1%	80.2%	81.7%	80.4%
SSI	105.4	84.7	97.5	93.8
Specialty Services	85.0	—	88.1	—

GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Medicaid Managed Care	10.3%	11.4%	10.5%	10.7%
Specialty Services	30.3	53.7	35.4	52.3

MEDICAL CLAIMS LIABILITIES

(In thousands)

Changes in medical claims liabilities during 2005 are summarized as follows:

Balance, January 1, 2005	$165,980
Acquisitions	—
Incurred related to:
Current period	1,244,600
Prior period	(17,691)

Total incurred	1,226,909

Paid related to:
Current period	1,075,204
Prior period	147,171

Total paid	1,222,375

Balance, December 31, 2005	$170,514

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability. Any reduction in the “Incurred related to: Prior period” claims may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.